Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

March 6, 2014
Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

Dear Jamie:

As you know, you and Cellular Dynamics International, Inc. (the “Company”) are parties to a Consulting Agreement dated December 19, 2008 (the “Consulting Agreement”), the terms and conditions of which were supplemented but not superseded by that certain letter agreement dated October 18, 2010, as amended by the letter agreement dated January 24, 2012 and by the letter agreement dated May 7, 2013 (the “2010 Letter Agreement”).

This letter (when fully executed and delivered by you as contemplated below, this “Agreement”) will confirm our understanding, effective as of the date hereof first written above (the “Effective Date”), regarding the amendment of the Consulting Agreement and the 2010 Letter Agreement in connection with, and as consideration for, the grant to you of an option for the purchase of 90,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2013 Equity Incentive Plan (the “Plan”), as further described in this paragraph. Such option grant would be made on the Effective Date subject to the condition for the benefit of the Company that the 2010 Letter Agreement be amended as set forth herein, and such option would provide for an exercise price per share equal to the Fair Market Value (as defined in the Plan) on the Effective Date. The “2014 Option Grant” means option grant described above in this paragraph.

1.    Amendment of 2010 Letter Agreement regarding Noncompetition Agreement. As consideration for the 2014 Option Grant, you hereby agree that the definition of the “Restricted Period” in Section 3(b)(v) of the 2010 Letter Agreement shall be amended and restated by deleting such definition in its entirety and inserting in place thereof the following:
“(v)    “Restricted Period” is:  (i) for purposes hereof and of, and with respect to, the Nonstatutory Stock Option Agreement dated October 18, 2010 between the Company and you (including with respect to the Option evidenced thereby and any Shares issued upon the exercise of such Option), the four year period commencing on October 18, 2010; (ii) for purposes hereof and of, and with respect to, the Nonstatutory Stock Option Agreement dated December 20, 2011 between the Company and you (including with respect to the Option evidenced thereby and any Shares issued upon the exercise of such Option), the four year period commencing on December 20, 2011; (iii) for purposes hereof and of, and with respect to, the Stock Option Agreement dated July 30, 2013 between the Company and you (including with respect to the Option evidenced thereby), the period commencing on July 30, 2013 except in no event shall the “Restricted Period” continue for longer than the second anniversary of the termination of the Consulting Agreement, as amended; and (iv) for purposes hereof and of, and with respect to, the Stock Option Agreement dated the Effective Date between the Company and you (including with respect to the Option evidenced thereby), which agreement confirms the 2014 Option Grant, the period commencing on the Effective Date except in no event shall the “Restricted Period” continue for longer than the second anniversary of the termination of the Consulting Agreement, as amended.”
2.    Amendment of Consulting Agreement. As consideration for the 2014 Option Grant, you hereby agree as follows:
(a)    Section 4 of the Consulting Agreement shall be amended and restated by deleting the section in its entirety and inserting in its place thereof the following:

“4)	Term. This Agreement shall be effective as of the date first written above and will continue until July 30, 2015 whereupon this Agreement automatically will terminate.”
3.    Certain Capitalized Terms. Certain capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings assigned to such terms in the Plan.
4.    No Other Amendment of Consulting Agreement or 2010 Letter Agreement. Except for the amendment set forth above, the Consulting Agreement and 2010 Letter Agreement shall remain in full force and effect.
If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.
Very truly yours,

Cellular Dynamics International, Inc.

Thomas M. Palay
President
I confirm my agreement with
the terms and conditions of this letter
as of March 6, 2014.

_______________________________
James A. Thomson